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                                                                      EXHIBIT 11


          FRESENIUS MEDICAL CARE HOLDINGS, INC. AND SUBSIDIARIES
        WEIGHTED AVERAGE NUMBER OF SHARES AND EARNINGS USED IN PER SHARE
                               COMPUTATION
                    (DOLLARS AND SHARES IN THOUSANDS)


                                                         THREE MONTHS ENDED
                                                              MARCH 31,
                                                     --------------------------
                                                        2002           2001
                                                     ---------      ----------
 The weighted average number of shares of
   Common Stock were as follows..................       90,000          90,000
                                                     =========       =========


 Income used in the computation of earnings
   per share were as follows:
                                                        THREE MONTHS ENDED
                                                              MARCH 31,
                                                     -------------------------
 CONSOLIDATED                                           2002           2001
                                                     ---------       ---------

 Net earnings.....................................   $  40,458       $  22,446

 Dividends paid on preferred stocks...............        (130)           (130)
                                                     ---------       ---------
 Income used in per share computation of
    earnings......................................   $  40,328       $  22,316
                                                     =========       =========
 Basic and fully dilutive earnings per share......   $    0.45       $    0.25
                                                     =========       =========